UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2020

ALPHA ENERGY, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-55586	90-1020566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4162 Meyerwood Drive, Houston, TX	77025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-316-0061

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APHE	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Purchase and Sale Agreement

On September 8, 2020, Alpha Energy, Inc. (the “Company”) entered into an Option Agreement (the “Agreement”) with Kadence Petroleum, LLC. (“Kadence”) to acquire oil and gas assets in Lincoln and Logan Counties of Central Oklahoma (the “Logan 2 Project”). The Agreement gives Alpha until February 8, 2021 to exercise its Option (the “Option Period”). During the Option Period, Kadence may not sell the Logan 2 Project to any third party, in return for which exclusivity Alpha agrees to tender a monthly payment to Kadence of ten thousand dollars ($10,000.00) (the “Monthly Payment”). At any time within the Option Period, Alpha may exercise its Option with a cash payment of the difference between fifty thousand dollars ($50,000.00) and the sum of the Monthly Payments to that date. Upon exercising its Option, Alpha and Kadence will work diligently together to enter into a Purchase and Sale Agreement (“PSA”) modeled after the earlier PSA the parties had in place in 2019, which lapsed due to no fault of either party. Under the new PSA, Alpha shall make a cash payment of three hundred and fifty thousand dollars ($350,000) to Kadence (the “Project Payment”) and guarantee to Kadence a further payment of 3% of the net revenue stream from any new wells drilled in the Logan 2 Project until Kadence has received an additional eight hundred thousand dollars ($800,000.00) (the “Production Payment”).

The Logan 2 Project is approximately 6,900 acres of developed and undeveloped proven production in the Cherokee Uplift in central Oklahoma. This prolific area includes thirty-four formerly producing wells, primarily from the Hunton Formation. While none of these wells are currently producing, the engineering reserve report commissioned by Alpha as of December 31, 2019 has identified sixteen that could be returned to production with minimal effort. Logs and drilling data indicate six wells with Probable behind-pipe pay that can be recompleted. Additionally, the reserve report identifies twelve Proved or Probable undeveloped locations for new drilling in the Hunton, Viola, or Layton Formations. As drilling progresses, additional PUD locations are likely to be found on this large acreage block. The reserve report indicates over 340 thousand barrels oil and over 610 million cubic feet gas of net reserves.

The Company notes that the Project is west of the lands in eastern Oklahoma affected by the decision of the U.S. Supreme Court issued on July 9, 2020, McGirt v. Oklahoma, and therefore is unaffected by that decision.

For further information, please contact info@alpha-energy.us.

This brief description of the Purchase and Sale Agreement and Escrow Agreement is only a summary of the material terms and is qualified in its entirety by reference to the full text of the form of the Purchase and Sale Agreement is attached to this Current Report on Form 8-K as Exhibits 10.1.

ITEM 7.01	REGULATION FD DISCLOSURE

On September 25, 2020, we issued a press release announcing the purchase of Kadence Petroleum’s Logan 2 Project. A copy of the press release is filed as Exhibit 99.1 hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Exhibit Description
10.1	Purchase and Sale Agreement
99.1	Press release, dated September 25, 2020

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Dated: September 25, 2020.

ALPHA ENERGY, INC.

/s/ John Lepin
John Lepin, CFO